UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2005

Knight-Ridder, Inc.

(Exact name of registrant as specified in its charter)

Florida	1-7553	38-0723657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 W. San Fernando Street, Suite 1500, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 938-7700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 26, 2005, the shareholders of Knight-Ridder, Inc. (“we” or “the Company”) approved the amendment and restatement of the Company’s Employee Stock Option Plan as the “Knight-Ridder, Inc. Employee Equity Incentive Plan.” Our shareholders also approved an increase of 2.2 million shares of common stock reserved for issuance under that plan. A description of the material terms of the Knight-Ridder, Inc. Employee Equity Incentive Plan, as amended (the “2005 Plan”), follows:

Administration of the 2005 Plan. The 2005 Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) or by the Board acting as the Committee. The Committee has the authority to (i) interpret the 2005 Plan, (ii) establish and revise rules and regulations relating to the 2005 Plan, (iii) select individuals to receive awards, (iv) determine the vesting, exercisability, transferability and payment of awards, and (v) make any other determinations that it believes necessary or advisable for the administration of the 2005 Plan.

Duration. The 2005 Plan will terminate on April 27, 2015, unless terminated earlier by the Board.

Amendment; Termination. The Board may terminate or amend the 2005 Plan at any time. However, no amendment may be made without the approval of our shareholders to the extent approval is required by applicable law. In addition, no amendment that is detrimental to a 2005 Plan participant may be made to any outstanding award without the consent of the participant.

Eligibility. Employees and directors of the Company and its subsidiaries who are selected by the Committee may be granted awards under the 2005 Plan, provided that only employees may receive incentive stock options.

Awards. The awards that may be granted under the 2005 Plan include non-qualified and incentive stock options, restricted stock awards, stock bonus awards, stock appreciation rights (“SARs”), restricted stock units and cash performance rights.

Shares Subject to the 2005 Plan. A total of 45,400,000 shares have previously been granted or are available for grant and issuance under the 2005 Plan since approval of the original plan thirty-four years ago. Shares that are subject to: (a) issuance upon exercise of an option or SAR granted under the 2005 Plan but are not issued by reason of forfeiture of the option or SAR; (b) an award granted under the 2005 Plan but are forfeited or are repurchased by us at the original issue price; or (c) an award granted under the 2005 Plan that otherwise terminates without shares being issued, will return to the pool of shares available for grant and issuance under the 2005 Plan.

Limit on Awards under the 2005 Plan. No employee will be eligible to receive more than 300,000 shares under awards in the year of his or her hire or 200,000 shares annually thereafter. The maximum number of shares that may be issued under the 2005 Plan as restricted stock, stock bonuses, restricted stock units and cash performance rights is 1,160,000. The exercise price of stock options and the grant price of SARs may not be less than the fair market value of our common stock on the date of grant.

Performance-based Awards. The Committee may specify that the achievement of certain performance measures as described below will determine the degree of granting, vesting and/or payout with respect to awards that the Committee intends will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance measures include (i) revenue and/or revenue growth; (ii) earnings before interest expense, income taxes, depreciation and amortization and/or earnings before interest expense, income taxes, depreciation and amortization growth; (iii) operating income and/or operating income growth; (iv) net income and/or net income growth; (v) earnings per share and/or earnings per share growth; (vi) total shareholder return and/or total shareholder return growth; (vii) return on equity; (viii) operating cash flow margin; (ix) adjusted operating cash flow margin; (x) economic value added; (xi) individual business objectives; and (xii) Company specific operational metrics.

Certain Corporate Transactions. The 2005 Plan provides that, upon a Corporate Transaction (as defined in the 2005 Plan), the successor corporation may assume or replace outstanding awards or provide substitute equivalent awards or substantially similar consideration to participants as was provided to shareholders. If the successor corporation, if any, refuses to assume or replace the awards, the awards will immediately vest as to 100% of the shares subject to and on such conditions as the Board determines. If a participant is terminated by the Company or any subsidiary without cause or resigns for good reason within one year from the date of the Corporate Transaction, then the vesting of all outstanding awards for such participant will accelerate in full as to 100% of the shares on the date of such termination.

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Repricing Prohibited. Repricing or reducing the exercise price of a stock option or stock appreciation right without shareholder approval is prohibited.

Transferability. Awards generally will be non-transferable except upon a participant’s death, although the Committee may allow a participant to transfer a nonqualified stock option award to an authorized transferee.

Tax Withholding. We may deduct or withhold, or require a participant to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2005 Plan. The withholding requirement may be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares having a fair market value equal to the minimum withholding obligation.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Knight-Ridder, Inc. Employee Equity Incentive Plan, as restated and amended by the Compensation Committee and Board of Directors on February 1, 2005 and approved by the Shareholders on April 26, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KNIGHT-RIDDER, INC.

By:	/s/ Gordon Yamate
Gordon Yamate Vice President and General Counsel

Date: May 2, 2005

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EXHIBIT INDEX

Exhibit Number	Name
99.1	Knight-Ridder, Inc. Employee Equity Incentive Plan, as restated and amended by the Compensation Committee and Board of Directors on February 1, 2005 and approved by the Shareholders on April 26, 2005.

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